Exhibit 10.47

Base Salaries for Named Executive Officers

In December 2005, the Compensation Group of E.ON U.S. approved base salary increases for executive officers for 2006. The 2006 salaries for LG&E’s and KU’s named executive officers are as follows:

Officer Name	2006 Base Salary
Hermann, Chris	$284,000

McCall, John R.	$442,500

Rives, S. Bradford	$360,900

Thompson, Paul W.	$336,900

Staffieri, Victor A.	$728,170

The salary increases were effective December 19, 2005.